EXHIBIT 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made on this 2nd day of June, 2008 by and between Daniel S. Tamkin (“Tamkin”), an individual residing at 327 Abbey Road, Manhasset, New York 11030, and Synergx Systems Inc. (“Synergx” or the “Company”), a Delaware corporation having its principal office at 209 Lafayette Drive, Syosset, New York 11791.

WITNESSETH THAT:

WHEREAS Tamkin has been employed by the Company since October 1991, and has been employed as the Company’s Chairman and Chief Executive Officer since 1997;

WHEREAS Tamkin and the Company are parties to an Employment Agreement dated October 1, 2005 (the “Employment Agreement”); and

WHEREAS Tamkin and the Company wish to end their employment relationship on mutually acceptable terms,

NOW, THEREFORE, in consideration of the mutual covenants and promises provided herein and of the actions taken or to be taken pursuant thereto, Tamkin and the Company (individually, a “Party” and collectively, the “Parties”) agree as follows:

1. Termination Date.  On the Effective Date of this Agreement, as defined in paragraph 15(d) below, Tamkin’s employment with the Company shall terminate, Tamkin shall resign as Chief Executive Officer and from all positions held by him at the Company and its Affiliates (as defined herein), and Tamkin thereafter shall have no further obligations to the Company except as set forth in this Agreement.

Tamkin shall continue to receive his base salary through the Effective Date, and shall be paid for his accrued but unused vacation days as soon a practicable thereafter.

2. Payments and Benefits Upon Termination.  Upon the Effective Date, Tamkin shall be entitled to the following payments and benefits:

(a) a lump sum payment of $200,000, less applicable tax and payroll withholdings, payable on the Effective Date;

(b) twelve (12) monthly payments of $8,333.33, totaling $100,000, less applicable tax and payroll withholdings, payable on the first day of each month following the Effective Date;

(c) six (6) monthly payments of $1,000, as payment of Tamkin’s monthly automobile lease payments and maintenance costs, payable in accordance with existing Synergx policies and procedures applicable to Tamkin;

(d) reimbursement for up to twelve (12) months for the cost of continuing Tamkin’s existing health insurance benefits coverage under COBRA; and

(e) the option for Tamkin to elect COBRA coverage for a period of up to eighteen (18) months from the Effective Date, with the last six months of such COBRA coverage to be paid for by Tamkin.

Each Party’s original executed Agreement shall be held in escrow by counsel for that Party until the Effective Date.  A copy of each Party’s original executed Agreement, clearly marked as such, shall be provided to counsel for the other Party upon execution.  On the Effective Date, counsel for the Parties shall simultaneously exchange the $200,000 payment under subsection (a) of this paragraph and the original Agreements as executed by their respective Parties.

In the event the Company fails to make timely payment of any of the amounts set forth in this paragraph, and such failure remains uncured following five (5) business days’ written notice from Tamkin, the balance of all unpaid amounts under subsections (a) through (c) of this paragraph shall immediately be due in a lump sum payment to Tamkin.

3. Resignation from Board of Directors.  Tamkin shall tender his resignation as a director of the Company and as Chairman of the Board of the Company on the Effective Date.

4. Definitions.  For the purposes of this Agreement, the terms set forth below shall have the following meanings:

(a) Products:  Finished and other products being, or being contemplated to be, manufactured, assembled, processed, distributed or marketed, in whole or in part, by the Company or any Affiliate.

(b) Confidential Information:  That secret proprietary information of the Company or any Affiliate of whatever kind or nature disclosed to Tamkin or known by Tamkin (whether or not discovered or developed by Tamkin) as a consequence of or through his employment with the Company.  Such proprietary information shall include without limitation, all customers lists, costs, price lists, price quotations, employee information, supplier information, marketing information and strategies and all information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which information is not generally known in the industry or in related industries in which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company or any Affiliate) in the United States and Canada and shall specifically include all information contained in manuals, communications with customers and suppliers, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate legend or otherwise identified by the Company or any Affiliate as Confidential Information.

(c) Inventions:  Those discoveries, developments, concepts and ideas whether or not patentable, relating to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to Tamkin by reason of his employment with the Company).

(d) Affiliate:  An entity controlling, controlled by or under common control, or in joint venture with the Company.

5. Inventions.  All Inventions which are at any time developed by Tamkin acting alone or in conjunction with others, during the period commencing with his employment by the Company until the Effective Date (or, if based on or related to Tamkin’s activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by Tamkin within one year after the Effective Date) shall be the property of the Company, free of any reserved or other rights of any kind on Tamkin’s part in respect thereof.  Tamkin agrees to make full disclosure of any such undisclosed Inventions to the Company on or before the Effective Date, and at the Company’s cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this paragraph 5.

6. Non-Disclosure.  Tamkin represents that he has not, and agrees that following the Effective Date he will never directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

7. Return of Proprietary Materials.  Tamkin agrees that upon the Effective Date, all equipment, models, prototypes, designs, plans, drawings, documents, procedural manuals, specifications, guides and similar materials, records, notebooks and similar repositories of or containing Confidential Information or Inventions, including all whether prepared by Tamkin or others, will be left with or promptly returned by Tamkin to the Company.

8. Non-Disparagement.  Each Party agrees not to make any disparaging statements or remarks, whether orally or in writing (including by e-mail) to any person or entity regarding the other Party.  For a period of one year commencing on the Effective Date, Tamkin shall not participate in any solicitation (which solicitation has not been approved or authorized by the Company’s Board of Directors) of proxies or consents with respect to any securities of the Company which are, or may be, entitled to vote in the election of the Company’s Board of Directors.  For a period of one year commencing on the Effective Date, Tamkin shall not participate in any way, directly or indirectly, in any hostile takeover of Synergx.

9. Non-Competition.  Tamkin agrees that he shall, for a period of one year commencing on the Effective Date, be bound to not solicit or accept work from any competitor of the Company.  Tamkin acknowledges and agrees that he shall, for a period of one year commencing on the Effective Date, be bound to not solicit or accept work of a type performed by the Company (directly as an employee, partner, sub-contractor, consultant or otherwise) from any customer of the Company, or on or with respect to any project, facility or installation to which the Company provides services on the Effective Date.  Tamkin further agrees that for a period of one year commencing on the Effective Date, he shall not recruit, solicit the employment or services of, or induce employees of the Company or any subsidiary or affiliate to terminate their employment.  Tamkin hereby acknowledges and agrees that the provisions contained in this paragraph 9 are necessary for the Company’s legitimate protection of its business interests, are reasonable, and will not prevent him form obtaining other employment or a livelihood.

10. General Releases.

(a) In consideration of the payments and promises made or to be made by Synergx under this Agreement, which represent consideration for signing this Agreement and are not salary, wages, or benefits to which Tamkin was already entitled in connection with his employment with Synergx, Tamkin, on behalf of each of his heirs, executors, administrators, legal representatives, successors and assigns, and any other person or entity acting through his or on his behalf, releases and forever discharges Synergx, its present and former parent companies, subsidiaries, divisions, affiliated entities, predecessor entities, and their respective present and former officers, directors, trustees, administrators, executors, agents, owners, shareholders, attorneys, employees, successors and assigns, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries, together with their heirs, successors, assigns, executors, and legal representatives (collectively, the “Synergx Releasees”), from any and all claims, debts, obligations, liabilities, promises, grievances, agreements, liens, charges, demands, complaints, causes of action, damages or injuries of any kind or nature, whether arising under equity or at law, whether sounding in contract, tort or otherwise, whether known or unknown, arising out of any event, occurrence, or omission to date, which Tamkin had, has or may have against the Synergx Releasees, from the beginning of the world until the Effective Date of this Agreement, including, without limitation, all claims for personal injury, negligence, wage-hour, wage-payment (and all wage orders and interpretations), pension, employee benefits, discrimination on the basis of gender, disability, age, sexual orientation, race, religion, creed, national origin or any other basis upon which denial of benefits, harassment, discrimination or retaliation in employment is prohibited by any federal, state or local statute, law, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act, as amended, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Labor Management Relations Act, as amended, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Act of 1989, the New York Executive Law, the New York Labor Law, and the New York City Administrative Code.  Tamkin intends that the release contained in this paragraph 10(a) shall discharge Synergx and Synergx Releasees to the maximum extent permitted by law.  Notwithstanding the foregoing, nothing herein shall release Tamkin’s rights pursuant to this Agreement.  Tamkin acknowledges and agrees that he is competent to execute this Agreement and knowingly and willingly waives any claims he may have against Synergx Releasees.

(b) In consideration of the promises made by Tamkin herein, the receipt and sufficiency of which is hereby acknowledged, Synergx releases and discharges Tamkin, together with his heirs, successors, assigns, executors, and legal representatives (collectively, the “Tamkin Releasees”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, extents, executions, claims, and demands whatsoever, in law or equity, whether known or unknown, which against the Tamkin Releasees, or any of them, Synergx ever had, now has or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world until the Effective Date of this Agreement.  In addition, to the extent allowed by law, Synergx releases and discharges Tamkin and the Tamkin Releasees from all the aforesaid claims as could be made by any of Synergx’s present and former parent companies, subsidiaries, divisions, affiliated entities, predecessor entities, and their respective present and former officers, directors, trustees, administrators, executors, agents, owners, shareholders, attorneys, employees, successors and assigns, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries, together with their heirs, successors, assigns, executors, and legal representatives.  Synergx intends that the release contained in this paragraph 10(b) shall discharge Tamkin and the Tamkin Releasees to the maximum extent permitted by law.  Notwithstanding the foregoing, nothing herein shall release Synergx’s rights pursuant to this Agreement.

11. No Other Claims.  The Parties represent that they have not filed, directly or indirectly, nor caused to be filed and will not file or cause to be filed, any legal proceeding in any state or federal court or in arbitration, asserting any claims arising out of or related to Tamkin’s employment with Synergx or termination of employment.

12. Indemnification.

(a) Tamkin shall continue to be indemnified for acts and omissions occurring on or prior to the Effective Date to the fullest extent permitted under applicable law and pursuant to the Company’s corporate governance documents and the Company’s existing policies and procedures, unless such acts and omissions occurred due to Tamkin’s fraud, gross negligence, willful misconduct or bad faith.  Tamkin will continue to be covered under the Company’s directors’ and officers’ insurance for matters occurring during Tamkin’s tenure as an officer or employee of the Company.  Tamkin represents that there are no proceedings or claims now pending or threatened against him which would give rise to the application of these indemnification rights.

(b) For a period of one year commencing on the Effective Date, Tamkin agrees that, upon reasonable notice from the Company, he shall reasonably cooperate with the Company in the defense, including the preparation of any defense, of any litigation or administrative proceedings or appeals brought against the Company of which he has any personal knowledge.

13. Confidentiality of Agreement.  The Parties agree to keep confidential and not disclose orally or in writing directly or indirectly to any person, except as required by law and except to Tamkin’s spouse and each Party’s respective attorneys or accountants (who shall be instructed to comply with the terms of this paragraph), any and all information concerning this Agreement and any of its terms.

14. No Admission of Liability.  The Parties understand and agree that by entering into this Agreement, neither Party admits any liability whatsoever to the other Party arising out of any claims that have been or hereafter are asserted regarding Tamkin’s employment with Synergx or termination of employment, and that both parties expressly deny any and all such liability.

15. Acknowledgements.

(a) The Parties acknowledge that they have each been advised by competent and independent legal counsel of their own choosing in connection with the execution of this Agreement, that they understand their respective rights and obligations hereunder, and that they are entering into this Agreement of their own free will.  The Parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.

(b) The drafting and negotiation of this Agreement have been participated in by the Parties, and this Agreement shall be deemed for all purposes to have been drafted jointly by the Parties, and not to be construed against either Party to this Agreement.

(c) Tamkin acknowledges and understands that he has twenty-one (21) days from his receipt of this Agreement to review it and to consider his decision to sign it; agrees and acknowledges that the waiver or release herein of his rights under the New York Executive Law, the New York City Administrative Code, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, The Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act and/or any other local, state or federal law is knowing and voluntary.  Tamkin further acknowledges that he may waive such 21-day consideration period by signing the waiver in the form attached as Exhibit A to this Agreement.

(d) Tamkin acknowledges and understands that for a period of 7 calendar days after he executes this Agreement, he is entitled to revoke it, and this Agreement will not become effective or enforceable until that 7-day period has expired without a revocation by him (the “Effective Date”).  To revoke this Agreement, Tamkin understands that he must deliver to Synergx a writing requesting revocation.  The writing must be physically received by Synergx at the address set forth in paragraph 16 below within 7 calendar days of the date of Tamkin’s signature on this Agreement.  Tamkin understands that if he revokes this Agreement, it shall not become effective, he shall not be entitled to any of the consideration provided for herein, and the Parties will be fully restored to the positions they were in prior to the execution of this Agreement.

(e) In the event of a material breach by Tamkin of paragraphs 5, 6, 7, 8, or 9 of this Agreement, and such material breach remains uncured following five (5) business days’ written notice from the Company, the Company shall be entitled to pursue all available legal and equitable remedies, subject to satisfaction of all legal or equitable requirements for such relief, including an injunction, to be issued by any court of competent jurisdiction, restraining Tamkin from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.  If Tamkin continues to breach any of the provisions of this Agreement and such material breach remains uncured following five (5) business days’ written notice from the Company, the Company may suspend making any payments under subsections (a) through (c) of paragraph 2 to Tamkin without triggering the acceleration of the remaining payments pursuant to paragraph 2.

16. Notices.  Any notices or other communications under this Agreement shall be in writing and shall be given by personal delivery, certified mail/return receipt requested, overnight delivery service, or by facsimile if receipt is confirmed.  Notices shall be sent to the Parties at the following addresses and shall be deemed effective upon receipt:

           If to Synergx:              Synergx Systems Inc.
                                                                209 Lafayette Drive
                                                                 Syosset, New York 11791
                                                                Attention:  John A. Poserina

                      With a courtesy copy to:   Peter DiChiara
                                                                Sichenzia, Ross, Friedman, Ference
                                                                61 Broadway
                                                                New York, New York
                                                                (212) 930-9725 – facsimile

           If to Tamkin:                327 Abbey Road
   Manhasset, New York 11030

                      With a courtesy copy to:  Michael G. Berger, Esq.
                                                                 Law Offices of Michael G. Berger
                                                                 250 Park Avenue, 20th Floor
                                                                 New York, New York 10177
                                                                 (212) 983-6008 – facsimile

17. Severability.  The provisions of this Agreement are severable.  If a court or tribunal of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, such ruling shall not affect the validity or enforceability of any other provision in the Agreement.

18. Governing Law.  This Agreement and any disputes concerning its interpretation or application shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or where the Parties are located at the time a dispute arises.

19. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  A signature by facsimile shall be deemed to have the same effect as an original signature.

20. Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

21. Entire Agreement and Binding Effect.  This Agreement contains the entire agreement between Tamkin and Synergx relating to the rights herein granted and the obligations herein assumed, and it completely supersedes any prior written or oral agreements or representations concerning the subject matter hereof, including but not limited to the Employment Agreement.  Any oral representation or modification concerning this Agreement shall be of no force or effect.  This Agreement can be waived or modified only by a writing signed by Tamkin and Synergx.  This Agreement shall bind and inure to the benefit of all heirs, executors, administrators, successors and assigns of the Parties.

           IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Synergx Systems Inc.

By: /s/JOHN A. POSERINA
John A. Poserina
                                                                         Treasurer, Vice President,
Chief Financial Officer and Director

/s/ DANIEL S. TAMKIN
Daniel S. Tamkin

EXHIBIT A

WAIVER OF TWENTY-ONE DAY CONSIDERATION PERIOD

I acknowledge and understand that I have been given twenty-one (21) days from June 2, 2008 to review and consider the Agreement attached hereto, and hereby waive the balance of such consideration period.

Dated:                      New York, New York                                      /s/ DANIEL S. TAMKIN
           June 2, 2008                                                                           DANIEL S. TAMKIN